Exhibit 99.1

Two Harbors Investment Corp. Announces Share Repurchase Program

NEW YORK, October 5, 2011 – Two Harbors Investment Corp. (NYSE: TWO; NYSE Amex: TWO.WS) today announced that its Board of Directors has authorized the company to repurchase up to 10,000,000 shares of its common stock. The shares are expected to be repurchased from time to time through privately negotiated transactions or open market transactions, including pursuant to a trading plan in accordance with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended, or by any combination of such methods. The manner, price, number and timing of share repurchases will be subject a variety of factors, including market conditions and applicable U.S. Securities and Exchange Commission rules.

“This share repurchase program demonstrates Two Harbors’ commitment to enhancing shareholder value and reaffirms our long-term view of the company’s trajectory,” stated Thomas Siering, Two Harbors’ President and Chief Executive Officer.

As of August 4, 2011, the company had 140,583,363 shares of common stock issued and outstanding.

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans and other financial assets. Two Harbors is headquartered in Minnetonka, Minnesota, and is externally managed and advised by PRCM Advisers, LLC, a wholly-owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,”“forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Two Harbors does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in Two Harbors’ most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward looking statements concerning Two Harbors or matters attributable to Two Harbors or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Additional Information

Stockholders and warrant holders of Two Harbors, and other interested persons, may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 601 Carlson Parkway, Suite 150, Minnetonka, MN 55305, telephone 612-629-2500.

Contact

Investors: Christine Battist, Investor Relations, Two Harbors Investment Corp., 612-629-2507